UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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KMG Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KMG CHEMICALS, INC.

9555 W. Sam Houston Parkway S., Suite 600

Houston, Texas 77099

November 17, 2014

Dear Shareholder:

The Board of Directors of KMG Chemicals, Inc. invites you to this year’s annual meeting of the shareholders to be held at The Houstonian Hotel, 111 North Post Oak Lane, Houston, TX 77024, on December 16, 2014 at 10:00 a.m. (Central Time). The Board of Directors is also soliciting your proxies and your votes and is recommending the approval of the proposals described in the enclosed Proxy Statement.

For the date, time and location of the 2014 Annual Meeting and an identification of the matters to be voted upon at the 2014 Annual Meeting, please see this Notice of Annual Meeting of Shareholders. For the Board’s recommendations regarding those matters, please refer to:

•	Proposal Number 1 — Election of Directors

•	Proposal Number 2 — Ratification of Our Independent Registered Public Accounting Firm for Fiscal Year 2015

•	Proposal Number 3 — Advisory (Non-Binding) Vote on Executive Officer Compensation

For information on how to obtain directions to be able to attend the meeting and vote in person, please contact our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

If you are a shareholder of record as of November 7, 2014, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed addressed envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted. Your broker is not permitted to vote on the election of directors and other matters to be considered at the Annual Meeting of Shareholders (except for the ratification of the independent public accounting firm) unless you communicate your voting decisions to your broker, bank or other nominee. You may also vote by the Internet or by telephone up until 11:59 P.M. Eastern Time the day before the 2014 Annual Meeting. To vote by the Internet, go to www.proxyvote.com. Have your proxy card in hand when you access the web site, and follow the instructions to obtain your records and create an electronic voting instruction form. To vote by telephone, call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you telephone, and follow the instructions.

The ability to have your vote counted at the 2014 Annual Meeting is an important shareholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

We appreciate your continued confidence in us and look forward to seeing you at the annual meeting.

Sincerely,

-s- Christopher T. Fraser

Christopher T. Fraser

Chairman of the Board

KMG CHEMICALS, INC.

9555 W. Sam Houston Parkway S., Suite 600

Houston, Texas 77099

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

The Annual Meeting of the Shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”), will be held at The Houstonian Hotel, 111 North Post Oak Lane, Houston, TX 77024, on December 16, 2014 at 10:00 a.m. (Central Time):

1. To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm and auditors for the Company for fiscal year 2015;

3. To vote on the advisory proposal respecting executive officer compensation; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on November 7, 2014 are entitled to notice of and to vote at this Annual Meeting of Shareholders or any adjournment or postponement thereof.

All shareholders are cordially invited and urged to attend the Annual Meeting of Shareholders in person. Even if you plan to attend the meeting, you are requested to complete, sign, date and return your proxy in the enclosed pre-addressed envelope. If no direction is given, a signed proxy will be deemed a vote in favor of the proposals contained in the Proxy Statement. If you attend, you may vote in person if you wish, even though you have sent in your proxy. Your broker is not permitted to vote on the election of directors and other matters to be considered at the Annual Meeting of Shareholders (except for the ratification of the independent public accounting firm) unless you communicate your voting decisions to your broker, bank or other nominee.

By Order of the Board of Directors,

-s- Roger C. Jackson

Roger C. Jackson

Secretary

November 17, 2014

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on December 16, 2014: The Annual Report to shareholders, this Proxy Statement and the related form of proxy are available at kmgchemicals.com. This information and similar information for future Annual Meetings will also be available by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

KMG CHEMICALS, INC.

9555 W. Sam Houston Parkway S., Suite 600

Houston, Texas 77099

PROXY STATEMENT

General Information

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of KMG Chemicals, Inc., a Texas corporation (the “Company”, “we”, “us” and “our”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 16, 2014, at 10:00 a.m. (Central Time), at The Houstonian Hotel, 111 North Post Oak, Houston, TX 77024, and any adjournment or postponement thereof.

This Proxy Statement and the related form of proxy are being mailed on or about November 17, 2014 to all shareholders of record as of November 7, 2014 (the “Record Date”). A copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 accompanies this proxy statement and is available at www.kmgchemicals.com. This information will also be available by email from our Corporate Secretary, Roger C. Jackson, at rjackson@kmgchemicals.com.

Unless otherwise indicated, shares of our common stock, par value $.01 per share (the “Common Stock”), represented by proxies will be voted in favor of (i) the election of the seven (7) director nominees to the Board of Directors named in the Proxy Statement, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015, and (iii) the approval of the advisory resolution approving the compensation of the Company’s named executive officers (i.e., “say-on-pay”). With respect to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. With respect to the proposals regarding the ratification of our independent registered public accounting firm and the advisory vote on our executive compensation, a shareholder may, by checking the appropriate box on the proxy: (i) vote for the proposal; (ii) vote against the proposal; or (iii) abstain from voting on the proposal.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to our Corporate Secretary, (ii) executing and delivering a proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person.

If the proxy in the accompanying form is properly executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions thereon.

If no instructions are given on the matters to be acted upon, the shares represented by the proxy will be voted: (i) FOR the election of the directors nominated herein; (ii) FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm and auditors for fiscal year 2015; (iii) FOR the advisory proposal approving our executive compensation; and (iv) in the discretion of the proxy holders as to any business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote

Only holders of record of outstanding shares of Common Stock at the close of business on the Record Date are entitled to one vote for each share held on all matters coming before the Annual Meeting or any adjournment or postponement thereof. There were 11,664,930 shares of Common Stock outstanding and entitled to vote on the Record Date.

Voting Requirements to Elect Directors and Auditors

The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Texas law, broker non-votes and abstentions count towards the establishment of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and the broker has not received voting instructions from the beneficial owner. Votes cast at the meeting will be counted by the inspector of the election.

The election of directors requires the favorable vote of the holders of a plurality of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for the ratification and approval of the ratification of the appointment of the independent registered public accounting firm. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated. A majority of the votes represented by the shareholders present at the Annual Meeting, in person or by proxy, is necessary for the non-binding approval of our executive compensation. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

If you hold your shares in street name, your broker, banker or other nominee will not have discretion to vote these shares on the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of the election of directors at the Annual Meeting.

Security Ownership of Certain Beneficial Owners, Directors

and Named Executive Officers

The following table sets forth certain information as of November 7, 2014 with regard to the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) our named executive officers and the directors individually and (iii) our officers and directors as a group. All addresses are in care of KMG Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099.

Name	Common Stock Beneficially Owned Excluding Options	Shares Including Options Exercisable Within 60 Days	Percent of Total Beneficial Shares (%) (1)
Directors and Named Executive Officers
Gerald G. Ermentrout	23,376	23,376	*
Christopher T. Fraser	76,076	76,076	*
James F. Gentilcore	5,741	5,741	*
George W. Gilman	60,772	60,772	*
John C. Hunter, III	10,592	10,592	*
Roger C. Jackson	69,961	69,961	*
Ernest C. Kremling	18,397	18,397	*
Andrew C. Lau	1,010	1,010	*
Fred C. Leonard, III (2)	685,624	685,624	5.9%
Malinda G. Passmore	3,000	3,000	*
Stephen A. Thorington	43,595	43,595	*
Karen A. Twitchell	15,423	15,423	*
Directors and Named Executive Officers as a Group (12 persons)	1,013,567	1,013,567	8.7%

Five Percent Shareholders
David L. Hatcher (3) 19 Briar Hollow Lane, Suite 290, Houston, TX 77027	2,007,497	2,007,497	17.2%
Vulcan Value Partners (4) 3500 Blue Lake Drive, Suite 400, Birmingham, AL 35243	1,590,982	1,590,982	13.6%
Trigran Investments, Inc. Douglas Granat, Lawrence Oberman and Steven Simon (5) 630 Dundee Road, Suite 230, Northbrook, IL 60062	1,216,589	1,216,589	10.4%
The Killen Group, Inc. (6) 1189 Lancaster Ave., Berwyn, PA 19312	878,399	878,399	7.5%
Valves Incorporated of Texas (2) 10600 Fallstone Road, Houston, TX 77099	606,875	606,875	5.2%
T. Rowe Price Associates, Inc. (7) 100 E. Pratt Street, Baltimore, MD 20202	585,530	585,530	5.0%
Rutabaga Capital Management (8) 64 Broad Street, 3rd Floor, Boston, MA 02109	593,975	593,975	5.1%

*	Less than 1%.
(1)	This table is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of November 7, 2014, we had 11,664,930 shares of Common Stock outstanding.

(2)	Includes shares held by Valves Incorporated of Texas, Inc., a company in which Mr. Leonard is an officer, director and a principal shareholder. Based on the Schedule 13G/A filed with the SEC on February 18, 2014 by Valves Incorporated of Texas, Valves Incorporated of Texas and Fred C. Leonard, and Mr. Leonard’s most recent report on Form 4 filed with the SEC November 4, 2014, the reporting persons share dispositive and voting power over the indicated number of shares.
(3)	Based on the Schedule 13G/A filed with the SEC on February 18, 2014 by David L. Hatcher.
(4)	Based on the Schedule 13G/A filed with the SEC on February 10, 2014 by Vulcan Value Partners, LLC.
(5)	Based on the Schedule 13G/A filed with the SEC on September 10, 2014 by Trigran Investment, Douglas Granat, Lawrence Oberman and Steven Simon, which indicated that the reporting persons share dispositive and voting power over the indicated number of shares.
(6)	Based on the Schedule 13G/A filed with the SEC on February 14, 2014 by The Killen Group, Inc.
(7)	Based on the Schedule 13G filed with the SEC on February 12, 2014 by T. Rowe Price Associates, Inc., which indicated that no one client owns more than 5.0% of the shares of Common Stock.
(8)	Based on the Schedule 13G filed with the SEC on February 10, 2104 by Rutabaga Capital Management.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our bylaws provide for a minimum of five directors. One of our current directors, Stephen A. Thorington, announced that he will not stand for re-election at the conclusion of his current term. The Board of Directors has established that seven directors will be the number of directors that will constitute the full Board of Directors at the time of the 2014 Annual Meeting.

Each of the proposed nominees is a current director. We believe that our directors should possess the highest personal and professional integrity. We endeavor to have a Board with diverse backgrounds and experience. In light of our business and structure, we believe that the following are among the important experience and skills our directors bring to the Board:

•	Leadership and corporate governance experience;

•	Financial experience;

•	Industry and acquisitions experience; and

•	Public company experience.

The following table sets forth certain information with respect to each of our directors as of November 14, 2014.

The Board of Directors recommends a vote FOR all nominees for director.

Nominees for Director

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
Gerald G. Ermentrout (66)	2008	Mr. Ermentrout has over 30 years of experience in industrial gases and electronic chemicals. He joined Air Products and Chemicals, Inc. in 1975 and held various positions until his retirement in early 2007. From 1996 to 2007, Mr. Ermentrout served as the Vice President and General Manager of the Electronic Chemicals Division, which included the high-purity process chemicals business that we acquired in December 2007. In that position, he managed Air Products’ global materials and equipment business serving the semiconductor and flat panel display industries, with responsibility for sales, marketing and operations. During his tenure at Air Products, Mr. Ermentrout also held positions where he managed oxygen, nitrogen and hydrogen plants and pipeline systems, as well as managed major acquisitions and divestitures. He served on the board of directors of AZ Electronic Materials, a public company previously listed on the London Stock Exchange from April 1, 2007 until June 1, 2014. He received a Bachelor of Science in Engineering from the United States Naval Academy and a Masters of Business Administration from Lehigh University. Mr. Ermentrout is the Lead Director on the KMG Board as well as the chair of the Risk Oversight Committee and a member of the Compensation and Development Committee. Mr. Ermentrout brings critical industry experience and specialized knowledge in electronic chemicals, our largest business segment, to our board. That experience includes managing electronic chemical operations in North America and internationally, and pursuing merger and acquisition opportunities in that business.

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
Christopher T. Fraser (56)	2008	Mr. Fraser is a director, Chairman of the Board, President and our Chief Executive Officer (“CEO”). He became President and CEO on an interim basis in July 2013, and was selected as our permanent President and CEO in September 2013. He has broad experience in the chemical industry, much of that experience with major, global participants. From 2006 to 2009, he was the President and CEO of Chemical Lime Company, the leading North American producer of calcium based (limestone), alkaline products with various industrial applications including the manufacture of steel, water treatment, flue gas desulphurization, and chemical production. Before joining Chemical Lime, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co., among the world’s leading producers of high quality soda ash and sodium percarbonate. Prior to joining OCI in 1996, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. In 2011, Mr. Fraser joined the Operating Partner Program of Advent International, and in that position he advises that global equity firm on investment opportunities in the industrial sector, focusing on chemicals and materials. Mr. Fraser holds Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut, as well as a Masters of Business Administration from Pepperdine University. Prior to becoming our President and CEO in September 2013, Mr. Fraser served as a director since 2008, and became Chairman of the Board in December 2012. His leadership, industry and governance experience as the CEO of chemical manufacturing companies, in mergers and acquisitions, and in creating and maintaining an appropriate corporate structure, have been a valuable resource to the Board.

James F. Gentilcore (62)	2014	Mr. Gentilcore became a director in May of 2014. Most recently, Mr. Gentilcore was the chief executive officer of Edwards Group, a Nasdaq-listed, leading UK-based technology company that merged with Atlas Copco in January 2014. Mr. Gentilcore has served as a board member of Edwards Group since 2007, and currently sits on the boards of Entegris, a Nasdaq-listed company that specializes in purifying, protecting and transporting critical materials used in the semiconductor and other high-tech industries, and Milacron LLC, a private equity-owned company in the plastics processing field. Mr. Gentilcore also serves as an executive advisor to CCMP Capital Advisors LLC, a global private equity firm specializing in buyouts and growth equity. From 2009 until 2011, Mr. Gentilcore was CEO of Epac Technologies, Inc., a venture capital-funded leader in logistics solutions for technology companies. Prior to his position at Epac Technologies, Mr. Gentilcore was the CEO of Helix Technology Corporation, a Nasdaq-listed company, and led its merger with Brooks Automation in 2005, where he continued as COO of the combined company. Mr. Gentilcore holds an MBA from Lehigh University and an undergraduate Engineering degree from Drexel University. Mr. Gentilcore is a member of the Nominating and Corporate Governance Committee and the Risk Oversight Committee. Mr. Gentilcore’s market knowledge and insights are of tremendous value to the Board as the Company pursues a long-term growth strategy.

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
George W. Gilman (72)	1996	Mr. Gilman served as a director of our subsidiary KMG-Bernuth from 1995 until 1997. Mr. Gilman has served as the CEO, President and as a director of Commerce Securities Corporation, a Financial Industry Regulatory Authority member firm, since 1982. He practiced law with the law firm of George Gilman, P.C. from 1986 to 1998, and since 1998 has practiced with the law firm of Gilman & Gilman, P.C. He also has been involved in the commercial real estate business since 1987, and currently through Gulf Equities Realty Corp. Mr. Gilman is a certified public accountant. Mr. Gilman is the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Gilman’s knowledge of accounting and legal matters, and his experience in public company financing and investor relations, provide the Board an important resource.

John C. Hunter, III (67)	2011	Mr. Hunter has over 40 years of global chemical industry experience. He began his career in 1969 with Monsanto Company, and for the next three decades held positions of increasing responsibility in areas such as engineering, sales, and management. He was appointed Vice President and General Manager, Asia Pacific, for the Specialty Chemicals Division of Monsanto Chemical Company in 1989, and Vice President and General Manager, Fibers Division and Asia-Pacific for the Chemicals Group, an operating unit of Monsanto Company, in 1993. Mr. Hunter became President of the Fibers Business Unit in 1995. In September 1997, Monsanto spun off its chemicals business as Solutia Inc., and Mr. Hunter was appointed its President and Chief Operating Officer. He became President and Chief Executive Officer of Solutia in May 1999, and added the role of Chairman of the Board in December 1999. Mr. Hunter retired as Chairman, President and Chief Executive Officer of Solutia in 2004. Mr. Hunter is currently a member of the board of directors, chair of the governance committee and a member of the audit and the executive committees of Penford Corporation. He is also a member of the board of directors and chair of the compensation and nominating committee of Energizer Holdings, Inc. He received a B.S. degree in Chemical Engineering from the Georgia Institute of Technology and an M.B.A. from the University of Houston. Mr. Hunter is the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Development Committee. His commercial, chemical industry and corporate governance experience as the CEO and Chairman of a major chemical manufacturing company are invaluable resources for the Board.

Name and Age	Director Since	Business Experience during the Past 5 Years and Other Information
Fred C. Leonard, III (69)	1996	Mr. Leonard served as a director of our subsidiary KMG-Bernuth from 1992 until 1997, and served as the Secretary of KMG-Bernuth from 1993 until 2001. Since 1972, Mr. Leonard has served as the Chair of the Board, CEO and President of Valves Incorporated of Texas, Inc., a manufacturing company located in Houston, Texas. Mr. Leonard also currently serves as a board member of Integrity Bank, SSB, an independent community bank in Houston, Texas, and DKI Investments Incorporated, a private Texas Corporation formed to acquire and operate companies. Mr. Leonard is the Chair of our Compensation and Development Committee and a member of our Audit Committee. He provides the Board with critical expertise in compensation systems and strategies, and as the long-time CEO of a private manufacturing company, he brings to the Board leadership experience and a broad-based expertise in a variety of business disciplines.

Karen A. Twitchell (59)	2010	Ms. Twitchell is a member of the board of directors of Kraton Performance Polymers, where she is on the audit and compensation and development committees. From 2010 to 2013, she was Executive Vice President and Chief Financial Officer of Landmark Aviation, where she was responsible for all financial and strategic planning functions. Previously, Ms. Twitchell was Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company from 2001 to 2009, where she was responsible for global treasury operations for this worldwide chemical and refining company. Before that, she had served as Vice President and Treasurer of Kaiser Aluminum Corporation and of Southdown Inc., and before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department. Ms. Twitchell holds a B.A. in Economics from Wellesley College and an M.B.A. from Harvard University. Ms. Twitchell is a member of the Audit Committee and the Risk Oversight Committee. She brings important experience to the Board in accounting matters, financing and capital structures, including in international finance, merger and acquisition transactions, investor relations and enterprise risk management.

Named Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to our named executive officers who are not directors.

Name and Age	Business Experience during the Past 5 Years and Other Information
Roger C. Jackson (63)	Mr. Jackson was elected Secretary in 2001, and became Vice President and General Counsel in 2002. Prior to then, Mr. Jackson had been a partner since 1995 in Woods & Jackson, L.L.P. and had been a partner in the Houston law firm Brown, Parker & Leahy L.L.P. beginning in 1985.

Ernest C. Kremling (50)	Mr. Kremling became our Vice President-Operations in 2008. Prior to that, Mr. Kremling spent 20 years with the Dow Chemical Company in various manufacturing roles, which included project management and plant and site leadership. During the course of his employment with Dow, he worked in Asia for several years and held positions of global responsibility that covered Asia, Europe and South America.

Andrew C. Lau (42)	Mr. Lau became Vice President of KMG Chemicals in 2013. Prior to that, Mr. Lau worked with Linde LLC where his assignments included President and General Manager of Linde Lien Hwa in Shanghai from 2010 to 2013 and Head of Global ESG Supply and Greater China Electronics in Taiwan from 2009 to 2010. He holds a Bachelor’s degree in Chemical Engineering from Columbia University, a Master’s degree in Chemical Engineering from the University of California at Berkeley and an MBA in Marketing from the University of Rochester’s William E. Simon Graduate School.

Malinda G. Passmore (55)	Ms. Passmore became Vice President and Chief Financial Officer in January of 2014. She has 30 years of accounting, financial and IT systems experience, including 11 years at Commercial Metals Company, a Fortune 500 global steel manufacturer. At Commercial Metals, she served as corporate controller and chief accounting officer over a period of six years. Subsequently, she was vice president and chief information officer at Commercial Metals for five years. Most recently, Ms. Passmore was chief financial officer of Country Fresh, a fast-growing privately held wholesale food supplier. At Country Fresh, she was responsible for financial, tax and treasury reporting, as well as human resources, strategic planning and information systems. Prior to her employment at Country Fresh, Ms. Passmore was senior vice president finance for Archipelago Learning, a leading publicly traded international education company.

Communication with the Board

In order to provide our shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Board or with our non-management directors as a group by written communications addressed in care of the Chair of our Nominating and Corporate Governance Committee or our Corporate Secretary, 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099.

All communications received in accordance with these procedures will be reviewed initially by senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (i) does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the Record Date, no such communications had been received.

Board Meetings

The Board of Directors held seven meetings in fiscal year 2014, including special meetings, and took action by unanimous consent in several instances. All directors attended at least 75% of such meetings. All Board members are expected to attend the Annual Meeting. Last year all directors attended the Annual Meeting.

Director Independence

The Board of Directors is currently composed of seven non-employee directors and one employee director. However, one of the non-employee directors, Stephen A. Thorington, has recently announced that he will not stand for re-election at the conclusion of his current term. The Board of Directors has established that seven directors will be the number of directors that will constitute the full Board of Directors at the time of the 2014 Annual Meeting. Under our guidelines and the listing requirements of the New York Stock Exchange, at least a majority of our Board of Directors must be independent. The Board of Directors has determined that all seven of its current non-employee directors meet the New York Stock Exchange requirement of independence. The Board of Directors has also determined that all non-employee directors who served during fiscal year 2014 met the New York Stock Exchange independence requirement.

Stock Ownership Guideline for Non-Employee Directors

We have adopted a stock ownership guideline for non-employee directors. Non-employee directors are to own the greater of 4,000 shares or the number of shares of our Common Stock whose value equals three times the sum of their annual retainer plus the value of their equity awards. Non-employee directors have two years from their election to achieve the 4,000 shares level and five years from their election to achieve the 3x guideline. The Compensation and Development Committee may enforce the guideline by paying director compensation in restricted stock. Each of our non-employee directors has satisfied their applicable requirement.

Board Committee Membership

The Board of Directors has four standing committees, an Audit Committee, a Nominating and Corporate Governance Committee (“Governance Committee”), a Compensation and Development Committee (“Compensation Committee”) and a Risk Oversight Committee. The Audit Committee, the Governance Committee and the Compensation Committee are composed entirely of non-employee directors whom the Board has determined are independent under the applicable committee independence standards of the New York Stock Exchange. The table below provides the current membership for the four standing committees.

	Audit Committee	Nominating & Corporate Governance Committee	Compensation & Development Committee	Risk Oversight Committee
Gerald G. Ermentrout			X	X*
James F. Gentilcore		X		X
George W. Gilman	X*	X
John C. Hunter, III		X*	X
Fred C. Leonard, III	X		X*
Stephen A. Thorington (1)	X	X
Karen A. Twitchell	X			X

*	Committee Chair
(1)	Mr. Thorington has announced that he will not stand for re-election at the conclusion of his current term.

Board Leadership Structure

The Board does not have a set policy on whether the roles of the chairman and CEO should be separate and, if separate, whether the chairman should be selected from the non-employee directors or be an employee. Rather, the Board makes this choice on the basis of what it believes is in the Company’s best interests at a given point in time. The Board has determined that it is currently in the Company’s best interests that Christopher T. Fraser serves as our Chairman, President and CEO. The Board believes that Mr. Fraser’s knowledge and past experience as a CEO will serve us well and that his insights have been, and will continue to be, invaluable to the Board.

We have designated a Lead Director to ensure the representation of the non-employee directors in our leadership structure. The responsibilities of the Lead Director include calling and setting the agenda for executive sessions and other meetings of the non-employee directors, serving as principal liaison for the non-employee directors with the Board Chair and the CEO, substituting for the Board Chair when he is unavailable, and serving as the contact for shareholder communication. Mr. Ermentrout is our current Lead Director.

The Board’s Oversight of Risk Management

Responsibility for risk oversight rests with the full Board. Three committees lend support to the Board in reviewing our consideration of material risks and overseeing our management of material risks. The Audit Committee makes inquiries of senior management about our risk assessment and risk management policies. These policies address our major financial risk exposures and the steps management has taken to monitor and mitigate these risks. The Compensation Committee reviews compensation policies and practices to ensure that our compensation policies are not reasonably likely to have a material adverse effect. We also have a Risk Oversight Committee to assist the Board with oversight of material risk generally, and specifically to assist with oversight of management’s responsibility to identify, assess, prioritize and manage material risks related to our business, and to ensure alignment between our risk-taking activities and our strategic objectives. We have an enterprise risk management steering committee which is comprised of senior executive management. The steering committee is responsible for the administration of our enterprise risk management process. The Risk Oversight Committee receives regular reports from our enterprise risk management steering committee, and reports regularly to the Board.

Committee Charters and the Code of Business Conduct

The Audit, Governance, Compensation and Risk Oversight Committees have each adopted charters that have been approved by the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct applicable to directors and all employees, including the CEO, the CFO and other senior management. The Code of Business Conduct covers such topics as financial reporting, conflicts of interest, compliance with laws, fair dealing and use of our assets. The Code of Business Conduct satisfies the requirements of a “code of ethics” under Section 406(c) of the Sarbanes-Oxley Act of 2002, and requires that any waiver of those provisions as they relate to executive officers or directors may be made only by the Board of Directors and must be promptly disclosed to shareholders along with the reason for the waiver.

The charters of the Audit, Compensation, Risk Oversight and Governance Committees, and the Code of Business Conduct, are available on our website at kmgchemicals.com or by writing to Corporate Secretary, KMG Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099. These documents will be provided free of charge. Material contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Audit Committee

The Audit Committee advises the Board and management from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of our accounting, auditing and financial reporting practices. The Audit Committee also monitors the preparation of our quarterly and annual reports and supervises our relationship with our external auditors. The Audit Committee met seven times during fiscal year 2014.

The Audit Committee operates under a charter approved by the Board of Directors. The Audit Committee’s function under its written charter is to appoint the independent registered public accounting firm and auditors to audit our financial statements and perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants our interim and year-end operating results; oversee our external reporting; consider the adequacy of the internal accounting procedures; provide oversight for the internal audit function; evaluate the independence of the external auditors; and approve and review any non-audit services to be performed by the independent accountants. The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission to us by our employees of concerns regarding questionable accounting or auditing matters.

For fiscal year 2014 and currently the Audit Committee consisted of four non-employee directors, George W. Gilman, Fred C. Leonard, III, Stephen A. Thorington, and Karen A. Twitchell. Mr. Gilman is the current Chair. Mr. Gilman has served on our Board of Directors since 1996, and he is a certified public accountant. In the course of his career, Mr. Gilman, has acquired (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions. The Board of Directors has determined that Mr. Gilman is an “audit committee financial expert” within the meaning of that term under the rules of the SEC. The Board has also determined that all of the members of the Audit Committee are independent and financially sophisticated within the meaning of the listing standards of the New York Stock Exchange and as defined in Securities Exchange Act Rule 10A-3.

Report of the Audit Committee

The Audit Committee reviewed our audited financial statements for the fiscal year ended July 31, 2014, with the independent auditors and management. Management has the responsibility for the preparation, presentation and integrity of the financial statements, and the independent registered public accounting firm and auditors have the responsibility for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

Among other things, the Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States, including those described by the statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) as may be modified or supplemented, and discussed and reviewed the results of the audit by the independent auditors of the financial statements.

In discharging its oversight responsibility with respect to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable PCAOB rules. The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of our responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the audited financial statements be included in our report on Form 10-K for the fiscal year ended July 31, 2014, for filing with the Securities and Exchange Commission (“SEC”).

Audit Committee:

George W. Gilman, Chair

Fred C. Leonard, III

Stephen A. Thorington

Karen A. Twitchell

This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Nominating and Corporate Governance Committee

The Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including establishing and monitoring implementation of corporate governance guidelines. The committee also plans for the succession of the CEO and other executives. The committee is responsible for identifying and assessing candidates for the Board of Directors, including making recommendations to the Board regarding candidates. During fiscal year 2014, the Governance Committee held one meeting. In fulfilling its duties, the Governance Committee, among other things:

•	identifies individuals qualified to be Board members consistent with criteria established by the committee, and with a view to selecting persons whose background and skills support our strategy for increasing shareholder value;

•	recommends to the Board nominees for the next annual meeting of shareholders; and

•	evaluates individuals suggested by shareholders.

In recommending director candidates to the Board, the Governance Committee charter requires the committee to select individuals who possess the highest personal and professional integrity. The selection process includes reviewing a candidate’s depth of experience and availability, the balance of the business interest and experience of the incumbent or nominated directors, and the need for any required expertise on the Board or one of its committees, including the expertise needed to support and oversee the execution of our corporate strategy. In making its nominations, the Governance Committee first evaluates the current Board members. The process the Governance Committee uses to accomplish its responsibilities includes having each current director complete a self evaluation, a peer evaluation, an evaluation of the Board of Directors as a whole and an evaluation of each committee of the Board of Directors. The committee has developed a matrix of desirable skills and experience to apply to director candidates and in the appropriate case has retained a third party consulting firm that specializes in locating candidates for the boards of directors of public companies. The objective of this selection process is to assemble a group of Directors with diverse backgrounds and experience that can best represent shareholder interest through the exercise of sound judgment.

For fiscal year 2014 and currently, the Governance Committee consisted solely of non-employee directors who are independent within the meaning of listing standards of the New York Stock Exchange. Members of the Governance Committee in fiscal year 2014 and currently are Messrs. James F. Gentilcore, George W. Gilman, John C. Hunter, III and Stephen A. Thorington. Mr. Hunter is the Chair.

The Governance Committee will consider recommendations for director made by shareholders for fiscal year 2015. For information on recommending a candidate for nomination as a director see “Shareholder Proposals for 2015 Annual Meeting” below. Recommendations by shareholders that are made in accordance with the procedures set forth under “Shareholder Proposals for 2015 Annual Meeting” below will receive equal consideration by the Governance Committee, although in fiscal year 2014 no such recommendations were received. Directors and members of management may also suggest candidates for director.

Risk Oversight Committee

The Risk Oversight Committee is responsible for leading the Board in reviewing our consideration of material risks, providing oversight of our management on material risks and making recommendations to the Board regarding material risks and risk mitigation where appropriate. The committee is composed of Gerald G. Ermentrout, James F. Gentilcore and Karen A. Twitchell. Mr. Ermentrout is the current Chair. The Risk Oversight Committee held three meetings during fiscal year 2014.

Compensation and Development Committee

The Compensation Committee establishes compensation for our CEO and other executive officers, and makes recommendations to the Board of Directors regarding compensation of directors. The committee also administers our incentive compensation and other equity based compensation plans, which included in fiscal year 2014 our 2004 Long-Term Incentive Plan and our 2009 Long-Term Incentive Plan. The Compensation Committee is composed of three non-employee directors, Gerald G. Ermentrout, John C. Hunter, III and Fred C. Leonard, III. Mr. Leonard is the current Chair. The Board has determined that each of the members of the committee is independent within the meaning of the listing standards of the New York Stock Exchange and as defined in Securities Exchange Act Rule 10C-1. During fiscal year 2014, the Compensation Committee held three meetings.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, none of the members of the Compensation Committee have served as officers or employees of the Company or of any of our subsidiaries or had a relationship requiring disclosure under this caption.

During our fiscal year 2014, none of our executive officers served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis contains the philosophy underlying our compensation strategy and the major elements of compensation paid to the persons included in our Summary Compensation Table. We refer to those persons as “named executive officers.” Specifically, in this Compensation Discussion and Analysis, we address the following:

•	the objectives underlying our executive compensation program;

•	what our compensation program is designed to reward;

•	the elements of compensation that make up our compensation program;

•	how we determine executive compensation; and

•	other important compensation policies.

2013 Advisory Vote on Executive Compensation

The Compensation Committee considered the results of the 2013 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. Because 99.3% of our shareholders voting on the “say on pay” proposal approved the compensation of the named executive officers described in our proxy statement for our 2013 Annual Meeting of Shareholders, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote. The Board currently intends to ask for an advisory, non-binding vote on compensation each year.

Objectives of Our Compensation Program

We manufacture, formulate and distribute specialty chemicals. Our strategy includes growing in a manner that increases shareholder value by purchasing additional product lines and businesses. We target for acquisition products and businesses in specialty chemicals that we believe provide an opportunity to obtain a significant market share through further acquisition and growth, that are of a size that larger industry participants often find too small to be attractive, that have products with well-established uses, that do not require substantial on-going research and development, and that have significant barriers to entry. To assist in carrying out this strategy, our Compensation Committee has designed our compensation program to:

•	reward executive officers for long-term strategic management and the enhancement of shareholder value;

•	integrate the compensation program with our short and long-term strategic business plans; and

•	attract, motivate, reward and retain experienced and highly qualified executive officers.

What Our Compensation Program Is Designed To Reward

Our compensation program is designed to reward executive officers who are capable of leading us in achieving our business strategy on both a short-term and long-term basis. When making compensation decisions, we consider:

•	individual performance of our executives;

•	relative internal relationships within the executive pay structure;

•	compensation at our peer companies; and

•	whether we are capable of providing certain compensation to a particular individual within our budgetary constraints.

The Elements of Our Compensation

In fiscal year 2014, we utilized the following elements of compensation to further our executive compensation philosophy and to assist us in achieving our business strategy:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	other broad-based employee benefits; and

•	executive benefits and perquisites.

How We Determine Each Element of Compensation And Why We Pay Each Element

The Compensation Committee continues to weight at-risk performance-based incentives compensation of our named executive officers more heavily than base salary. We believe that our compensation program will enhance our profitability and increase shareholder value by more closely aligning the financial interests of our executive officers with those of our shareholders.

Our Named Executive Officers

For fiscal year 2014, our named executive officers included Messrs. Fraser, Jackson, Kremling, Lau, Sobchak and Ms. Passmore. Mr. Sobchak, our former CFO, left the Company in December 2013.

Our prior CEO left the Company in July 2013, and Mr. Fraser served as interim CEO while a search for a permanent replacement was conducted. As interim CEO, Mr. Fraser was paid base salary of $465,000 per year, and he continued to receive equity compensation as other non-employee directors. He did not receive cash compensation as a director, however, and did not participate in any of the Company’s annual or long-term incentive compensation programs or other benefit plans. In September 2013, Mr. Fraser was selected as our full-time President and CEO by the Board of Directors, and his annual base salary was increased to $625,000. He now participates in the Company’s annual incentive and long-term incentive compensation programs. Upon becoming President and CEO, Mr. Fraser was granted 50,000 shares of Common Stock, time-based restricted stock awards for 30,000 shares of Common Stock (6,000 shares vest under those awards each year over five years), and it was agreed that he would be granted performance-based restricted stock awards. Performance-based awards for 50,000 shares of Common Stock are to be based on achieving financial goals, and awards for 20,000 shares of Common Stock are to be based on achieving organizational goals. One-fifth of each of these performance-based awards was granted in fiscal year 2014, and an equal amount will be granted in each of the succeeding four fiscal years. Performance goals will be established between Mr. Fraser and the Company when awards are granted. In establishing Mr. Fraser’s compensation as President and CEO, the Compensation Committee and the Board of Directors considered his abilities, accomplishments, prior work experience and performance, his other employment opportunities and market conditions generally. The Compensation Committee and the Board also sought input and advice from Frost HR Consulting.

Ms. Passmore joined us in January 2014 as Chief Financial Officer at an annual base salary of $260,000. It was also agreed that Ms. Passmore would receive a signing bonus of $40,000 and a time-based award for 4,000 shares of Common Stock, one-half of which is to vest at the end of each of her first and second years of employment. Beginning with fiscal year 2014, Ms. Passmore participates in the Company’s annual incentive and long-term incentive compensation programs.

We believe that the achievement of long-term goals increases shareholder value to a greater degree than the achievement of short-term goals. Therefore, to recognize this philosophy, we intend that long-term incentives be weighted more heavily than either base salary or annual incentives.

Below we discuss each element of compensation, including why we elect to pay each element of compensation and how the Compensation Committee determines each element of compensation.

Base Salary

Base salary is compensation paid to an executive for performing specific job responsibilities and it represents the minimum income an executive might receive in any given year. Base salary is essential to attracting and retaining experienced and highly qualified executives, including our named executive officers. We initially establish base salary based upon the abilities, accomplishments, and prior work experience and performance of the executive officer. Adjustments in base salary are considered on a discretionary basis, taking into account internal pay relationships and consistency, the executive’s historical contributions, and the experience, level of responsibility, changes in responsibilities, retention risk and market survey data.

We intend to pay base salary at approximately the 45th percentile (90% of the median) of national survey and peer group data. See “How We Determine Executive Officer Compensation — Benchmarking and Other Market Data.” Based on market survey data used for fiscal year 2014, base salary for our CEO was in the 60th percentile and base salary for our other named executive officers was in approximately the 25th percentile. Increases in base salary in fiscal year 2014 were driven by the transition to a new CEO who also serves as Chairman of the Board, and by market adjustments for the compensation of the CEO and the other named executive officers. In addition, increases in base salary reflect that our operations have grown substantially in size and in complexity with recent acquisitions in our electronic chemicals business.

Annualized Base Salaries of Named Executive Officers

Year	Fraser (1)	Sobchak (1)	Passmore (1)	Jackson	Kremling	Lau
FY 2014	$625,000	$266,090	$260,000	$248,000	$276,000	$242,000
FY 2013	$465,000	$258,000	$—	$241,000	$256,000	$240,000
% Increase	34.4%	3.1%	—	2.9%	7.8%	0.8%

(1)	Mr. Fraser became interim CEO in July 2013, and was made CEO in September 2013. Mr. Sobchak left the Company in December 2013. Ms. Passmore joined the Company in January 2014.

Annual Incentive Compensation

Our annual incentive compensation is designed to focus and motivate our executives to achieve our strategic objectives.

The Compensation Committee administers our annual incentive awards to executives, but delegates to our CEO the day-to-day responsibility for the program. Annual incentive compensation rewards executives based upon achievement of the financial performance objectives and individual performance objectives that are established by the Compensation Committee, based upon the recommendation of the CEO for the other executive officers. The Compensation Committee establishes the objectives for the CEO. Each objective receives greater or lesser weight based primarily on the Compensation Committee’s evaluation of the relative importance of the objective. The Compensation Committee evaluates each particular individual’s achievement or progress toward the objectives, and determines the degree to which the objectives have been achieved. The Compensation Committee may make adjustments to the objectives or weight given to a particular objective to take into account special or unforeseen circumstances, but it did not do so in fiscal year 2014.

Annual incentive compensation is paid as a percentage of base salary based upon the proportion that performance objectives are achieved. The annual incentive is calculated for each performance objective using the formula: Base Salary × Annual Incentive Level at Target × % Objective Weight × Payout % for Objective Achieved. The Compensation Committee intends to set annual incentive compensation at approximately the median of national survey and peer group data. Base salaries plus the target level of annual incentive compensation in fiscal year 2014 for our CEO was in the 48th percentile of that data set, while for our named executive officers it ranged from below the 25th to the 34th percentiles.

Annual incentive compensation for our CEO and the other named executive officers is subject to a potential range from threshold, to target, to maximum. The target level for the CEO is set at 90% of base salary and set for other named executive officers at 50% of base salary. Threshold performance is set at 50% of target, and the maximum award level is set for performance at 150% of target. The following table describes the potential award, as a percentage of base salary, for the named executive officers at the threshold, target and maximum levels (between threshold and target and between target and maximum, the award is interpolated based on the percentage of the objective determined by the Compensation Committee to have been achieved):

Potential Annual Incentive Levels as a Percentage of Base Salary for Objectives

for Fiscal Year 2014 for the Named Executive Officers

Name/Title	Threshold	Target	Maximum
Christopher T. Fraser, President and CEO	45%	90%	135%
Malinda G. Passmore, Vice President and CFO	25%	50%	75%
Roger C. Jackson, Vice President, Secretary and General Counsel	25%	50%	75%
Ernest C. Kremling, Vice President, Operations	25%	50%	75%
Andrew C. Lau, Vice President of KMG Electronic Chemicals	25%	50%	75%

The Board of Directors establishes financial performance objectives based upon one or more of the following performance measures: return on equity, assets, capital or investment; revenue growth; earnings per share growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); gross margin; and operating cash flow or cash flow from operating activities. Financial performance metrics may be adjusted for acquisitions, restructuring expenses, CEO transition expenses, foreign exchange gains/losses, stock-based compensation and other items as determined to be appropriate by the Compensation Committee. The financial performance objectives may be identical for all executives or may differ among executives to reflect more appropriate measures related to a particular individual’s performance. Performance measures are adopted and weighted by the Compensation Committee annually to give emphasis to performance for which executives have the most direct control.

Each executive’s objectives have a threshold level below which no award will be payable, a target level and a maximum award level. The target level for financial objectives is generally set based on performance at 100% of budget for the fiscal year. Threshold and maximum are generally set at 80% and 120% of target, respectively. Each objective is given a weight relative to the other financial performance and personal objectives.

For fiscal year 2014, the table below lists the objectives and their relative weights used in determining the annual incentive compensation for our named executive officers. Mr. Sobchak announced his intention to resign from the Company in October 2013, and annual incentive performance objectives for him for fiscal year 2014 were not established.

Annual Incentive Performance Objectives and Weightings in Fiscal Year 2014

for the Named Executive Officers

Performance Objective	Fraser	Passmore	Jackson	Kremling	Lau
Corporate EBITDA, adjusted	40%	40%	40%	40%	20%
Return on Invested Capital, adjusted	30%	30%	30%	30%	10%
Business Unit EBITDA, adjusted	—	—	—	—	40%
Personal Objectives	30%	30%	30%	30%	30%

Personal goals for named executive officers are selected by the Compensation Committee based on input from the CEO, as to other executive officers, and the input of other Board members. The personal goals for each individual are generally selected from areas of our business where the executive has the most direct and substantial involvement, and number from four to seven items. They are often very specific, and usually include initiating or completing projects having an important strategic or operational impact.

Although achievement of personal goals is determined by the Compensation Committee most often on the basis of a subjective or qualitative analysis, the committee tries to define the goals in a way that they can readily determine that they have been met. When the goals lend themselves to a quantitative approach, that method is used. In fiscal year 2014, the personal goals of the named executive officers were:

Christopher T. Fraser

•	Lead the successful integration of the UPC business per the integration plan.

•	Reorganize our structure to improve communication, accountability and decision making.

•	Improve transactional capability and scalability.

•	Lead culture to one that is disciplined, passionate, respectful, open, trusting, empowered, learning, and accountable.

•	Improve focus and understanding of key drivers of the business.

•	Drive our market leadership position in the electronic chemicals business in North America and Europe.

•	Successfully negotiate the challenging demand and supply dynamic in creosote.

Malinda G. Passmore

•	Successfully lead the implementation of the new ERP system in North America.

•	Improve the finance organization’s talent capabilities, and business processes.

•	Implement improved management reporting.

•	Improve the closing process cycle.

•	Improve and foster a customer oriented finance and accounting function.

Roger C. Jackson

•	Hire an assistant general counsel, and implement improvements in contract management processes, responsiveness and timeliness.

•	Obtain Responsible Care certification for U.S. facilities and develop implementation plan for non-U.S. sites for ISO 14001 and OHSAS 18001.

•	Implement improvements in site compliance.

•	Manage toward reduction of litigation where appropriate.

Ernest C. Kremling

•	Achieve target injury rate of less than .87/200,000 hours per year.

•	Achieve target process safety incidents of not more than 4.

•	Obtain Responsible Care certification for U.S. facilities.

•	Meet standards for UPC integration for fiscal year 2014 as defined in the budget.

•	Refocus implementation of enterprise wide business processes.

•	Foster corporate culture change via continued implementation of Continual Improvement Circles.

Andrew C. Lau

•	Reposition the electronic chemicals business to take advantage of additional opportunities in fiscal year 2014.

•	Implement an improved product management approach in Europe for long-term growth and improved profitability.

•	Evaluate and implement a commercial plan for capital projects.

•	Inaugurate a global account management program, and achieve preferred supplier status with improved supplier scores at each account.

•	Continue personal development as key member of leadership team and a global leader of the electronic chemicals business.

Mr. Sobchak resigned as our Vice President and Chief Financial Officer effective on December 10, 2013. Consequently, he is not included in the table of incentive awards for fiscal year 2014 below.

For fiscal year 2014, our adjusted EBITDA performance objective at target was $32.9 million, and the performance objective for return on invested capital was 12.0% at target. For fiscal year 2014, our adjusted EBITDA was $31.7 million, or 96.3% of target (for a payout percentage of 90.75%). Threshold for adjusted EBITDA was $26.3 million. For the purpose of establishing annual incentive compensation for fiscal year 2014, the Compensation Committee determined that the adjusted return on invested capital was 8.6%, or 68.8% of target (for a payout percentage of 32.5%). Threshold for return on invested capital was 8.0%. Return on invested capital for fiscal year 2014 was calculated by dividing adjusted operating income by total assets less accounts payable. For fiscal year 2014, adjusted electronic chemicals business unit EBITDA was achieved at 111.4% of target (for a payout percentage of 128.5%). Adjustments to EBITDA and to return on invested capital were for acquisition integration expenses, CEO transition, currency exchange loss and stock-based compensation.

For fiscal year 2014, the Compensation Committee determined that Mr. Fraser achieved his personal goals at 120% of target, thus earning a payout percentage of 150%. The Compensation Committee determined that the other named executive officers achieved personal goals as a percentage of target and as a payout percentage, as follows: Jackson, 95%/87.5%; Kremling, 110%/125%; Lau, 95%/87.5%; and Passmore, 100%/100%.

For fiscal year 2014, the annual incentive compensation actually earned by our CEO and CFO was 81.95% and 38.03% of annualized base salary paid in the fiscal year, respectively, and annual incentive compensation for the other named executive officers ranged from 36.15% to 49.53% of their respective base salaries paid in the fiscal year. Mr. Fraser’s annual incentive compensation was $512,156, Ms. Passmore’s was $98,865, Mr. Jackson’s was $89,149, Mr. Kremling’s was $113,899 and Mr. Lau’s was $119,825. The table below indicates the annual incentive award paid to the named executive officers as a percentage of base salary by performance objective for fiscal year 2014.

Award Level Paid as a Percentage of Base Salary for Fiscal Year 2014

Performance Objective	Fraser	Passmore	Jackson	Kremling	Lau
EBITDA, adjusted (1)	32.670%	18.150%	18.150%	18.150%	9.075%
Return on Invested Capital, adjusted (1)	8.775%	4.875%	4.875%	4.875%	1.625%
Business Unit EBITDA, adjusted	—	—	—	—	25.700%
Personal Objectives	40.500%	15.00%	13.125%	18.750%	13.125%

Total	81.945%	38.025%	36.150%	41.775%	49.525%

(1)	EBITDA and return on invested capital was adjusted for acquisition integration, CEO transition expense, currency exchange loss and stock-based compensation.

Long-Term Incentive Compensation

General

We provide senior executives, including our named executive officers, with long-term equity compensation tied to our performance. We believe that this aligns the financial interests of our executives with the interests of our shareholders and motivates our executive officers to enhance shareholder value. Additionally, the Compensation Committee believes that long-term equity compensation serves as an important retention tool. Long-term equity compensation can comprise the largest percentage of executive compensation. Long-term equity incentives for senior executives are targeted above the market median, if performance objectives are achieved.

In the past, we have awarded equity compensation as stock options and performance-based restricted stock awards. The Compensation Committee currently administers equity incentives under our 2004 Long-Term Incentive Plan and our 2009 Long-Term Incentive Plan.

We stopped issuing stock options in fiscal year 2005. Although the Compensation Committee has the power to grant stock options under the 2004 and 2009 Long-Term Incentive Plans, no stock options have been granted under either plan. Beginning in fiscal year 2006, we have granted performance-based restricted stock awards to certain executives.

The Compensation Committee determines long-term incentive award levels and the types of awards after the release in October of financial results for the prior fiscal year. Long-term incentive grants vary in amount from year to year based on the performance of the executive, his or her expected role in our future performance and on our financial performance. In setting new long-term equity awards, the Compensation Committee also considers prior stock option, time-based or performance-based restricted stock awards made to the executive officer, which were often made as new hire awards. When new hire awards are considered, stock options are valued using the Black-Scholes method and restricted stock awards are valued at the grant date stock price over the vesting period.

Performance-Based Restricted Stock Awards

Current long-term incentives are outlined below for the targeted market percentile of our peer group for all executives. In fiscal year 2014, the Compensation Committee chose to use performance-based restricted stock for long-term incentives. The Compensation Committee believes performance-based restricted stock awards have a greater perceived value to executives over stock options, since their expected base value is not dependent on share price appreciation. Performance-based restricted stock, when compared to stock options, is usually favored by shareholders because of the direct link to company performance, and the fact that restricted stock is less subject to the effect of the timing of the grant. The Compensation Committee has also designed performance-based restricted stock awards to encourage retention of executives by using three year overlapping performance periods.

Performance-based restricted stock awards were granted to each of the named executive officers in fiscal year 2014. The awards were granted as Series 1 awards of shares of restricted stock, subject to performance vesting requirements. Performance under the awards is measured over a three-year period beginning August 1, 2013. We also granted Series 1 awards of restricted shares to employees other than the named executive officers based on salary grade or being identified as high performers. The CEO recommended individual employees and awards to the Compensation Committee. The awards to the named executive officers and the other employees granted up to an aggregate maximum amount of 192,344 shares of performance-based restricted stock. Shares for all recipients vest based on satisfaction of performance requirements at the end of the third fiscal year (July 31, 2016).

The fiscal year 2014 Series 1 awards granted to the named executive officers up to an aggregate of 125,190 shares of restricted stock, subject to performance requirements of earnings per share growth and average return on invested capital (operating income divided by average total assets less payables), for the three year measurement period. The individual awards to particular named executive officers are described in the Grants of Plan Based Awards table.

When considering the individual awards, the Compensation Committee determines, based on market survey data, a target award level as a percentage of base pay appropriate for each executive. The value of the restricted stock used to calculate the number of shares then awarded may take into consideration anticipated share appreciation, and in fiscal year 2014 the Compensation Committee assumed a Common Stock price of $22.75 per share when establishing awards (at the beginning of the 3-year performance measurement period for the awards the actual share price was $22.58). The Compensation Committee’s overall strategy for the long-term incentive component of compensation is to target above the market median if performance objectives are achieved.

Total targeted direct compensation for our CEO was in the 49th percentile, while for the named executive officers it ranged from below the 25th percentile to the 47th percentile of the actual market survey data used for fiscal year 2014. The Grants of Plan Based Awards table sets forth the performance-based restricted stock awards made to the named executive officers in fiscal year 2014.

In fiscal year 2014, the number of shares of restricted stock listed below vested for the following named executive officers from the Series 1 and Series 2 performance-based restricted stock awards granted in fiscal year 2012:

Performance-Based Restricted Stock Awards Vested in Fiscal Year 2014

Long-Term Incentive Performance Objectives	Fraser	Passmore	Jackson	Kremling	Lau
Average annual earnings before interest, tax, depreciation and amortization divided by average assets (return on invested capital) in relationship to cumulative revenue growth (Series 1) (1)	—	—	592	1,074	—
Cumulative Growth in Earnings per Share (Series 2) (2)	—	—	—	—	—

Total	—	—	592	1,074	—

(1)	For the three years ended July 31, 2014, the average annual return on assets percentage was 10.98% (including certain acquisition, integration and CEO resignation expenses but excluding restricting and realignment charges) and the cumulative revenue growth was $895.1 million (not excluding for the effect of discontinued operations), which resulted in the vesting of 10% of the maximum award.
(2)	For the three years ended July 31, 2014, no awards vested.

Time-Based Awards

In fiscal year 2014, we granted time-based restricted stock awards to key employees and to certain named executive officers. The awards grant up to an aggregate amount of 52,600 shares of time-based restricted stock to those employees. Generally, the time-based restricted stock awards vest on the employee’s anniversary date. In fiscal year 2014, we granted 30,000 shares, 4,000 shares, 6,600 shares and 3,000 shares time-based restricted stock awards to Mr. Fraser, Ms. Passmore, Mr. Kremling and Mr. Lau, respectively.

Stock Options

There were no stock options outstanding as of July 31, 2014.

Broad-Based Employee Benefits

Our employee benefits are designed to allow us to be attractive to current and potential employees and to remain competitive in the market.

Health and Welfare Plans

We offer health and welfare benefits to substantially all employees, including executives. These benefits include medical, dental, life, accidental death, short and long-term disability, and long-term care coverage. Executives make the same contributions for the same type of coverage, and receive the same level of benefits as other employees for each form of coverage or benefit. We provide vacation and paid holidays to all eligible employees, including executives, that is comparable to other similarly sized companies.

Retirement Plans

We offer a defined contribution 401(k) plan to substantially all of our employees in the United States. In calendar years 2014 and 2013, participants may contribute up to $17,500 and $17,500 of their compensation, respectively. We make matching contributions under the plan up to 4% of the participant’s compensation. Employees age 50 or over are entitled to make an additional pre-tax contribution of up to $5,500 per year. Employees are fully vested in employer contributions. The Summary Compensation Table reflects our contributions to the 401(k) Plan for each named executive officer.

Executive Benefits and Perquisites

Executive benefits or perquisites may be provided on a limited basis to attract and retain key executives. Currently, we do not offer executive benefits or perquisites with a value over $10,000 to any executive.

Employment Agreements and Severance Plan

We currently have employment agreements with two of our named executive officers, Mr. Fraser and Mr. Jackson. Mr. Fraser’s employment agreement continues until terminated. Mr. Jackson’s employment agreement automatically renews for one-year periods, and will continue to do so unless we provide at least 60 days prior written notice of non-renewal.

Mr. Fraser and three other named executive officers are entitled to severance payments under our executive severance plan along with one other employee, while Mr. Jackson is entitled to severance payments in certain circumstances according to the terms of his employment agreement. Under the terms of Mr. Jackson’s employment agreement, if we terminate his employment (other than for cause or due to death or disability) or elect not to extend his employment for the renewal term, or if he voluntarily terminates his employment for good reason following a change of control, then we must pay him a termination payment equal to a multiple of his base salary at termination. See “Potential Payments upon Termination or Change in Control” for additional information.

The employment agreement and severance plan contain provisions for the assignment to us of any right, title and interest in all works, copyrights, materials, inventions, ideas, discoveries, designs, improvements, trade secrets, patents and trademarks, and any applications related thereto, during their respective employment. In addition, each agreement contains provisions prohibiting the disclosure of confidential information.

Additionally, each executive signed an agreement with non-compete obligations prohibiting the executive from engaging and being financially interested in any business which is competitive with us during his term of employment and for a period of one year after his employment with us terminates, unless he first obtains our prior written consent. In the event an executive breaches any of these provisions, we may terminate any payments then owing to the executive and/or seek specific performance or injunctive relief for such breach or threatened breach.

Executive Severance Plan

The Board of Directors approved an executive severance plan in fiscal year 2009. The plan provides that any regular, full-time employee who is designated by the Compensation Committee may become a participant. Mr. Fraser and three other named executive officers, Ms. Passmore and Messrs. Kremling and Lau, were designated as participants under the plan. The Compensation Committee intends, in appropriate cases, to use the plan to offer severance to eligible employees, including future hires. In anticipation of additional participants, the Compensation Committee has established three participation levels. The plan may also be used to offer severance payments in lieu of the severance payments under current employment agreement or severance plan to eligible employees wishing to convert to the plan.

The plan is designed to provide an eligible employee with a severance payment in the event of a qualifying termination, which is with respect to an eligible employee who (i) is affirmatively discharged from employment by us, other than a discharge for cause, or (ii) voluntarily terminates for good reason, as defined in the plan. The severance benefit is based on the participation level of the eligible employee as assigned by the Compensation Committee, and is calculated at a multiple of (i) base salary or (ii) base salary and annual incentive award at the target level. The severance benefit is paid in a lump sum.

For a qualifying termination occurring more than 30 days before a change of control, the severance benefit is 2.0x, 1.5x or 1.0x of base salary for the three participation levels. The highest participation level is for a CEO-participant, the second is for other senior executives who are participants and the third level is for all other participants. For a qualifying termination occurring within 30 days before or two years after a change of control, the benefit is 2.5x, 2.0x or 1.5x of base salary plus annual incentive compensation at the target level. If the qualifying termination was not for cause but was instead related to performance issues, the severance benefit is 1.0x, 0.75x or 0.5x of base salary only. In the case of a qualifying termination occurring within 30 days before or two years after a change of control or a qualifying termination occurring for good reason, the eligible employee is also paid a prorated portion of his or her annual incentive compensation.

In order for an eligible employee to receive severance benefits under the executive severance plan, he or she must execute and deliver an acceptable release of all claims.

How We Determine Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is composed of independent, outside members of the Board of Directors in accordance with New York Stock Exchange rules, current SEC regulations, and Section 162(m) of the Internal Revenue Code, and is responsible for establishing, reviewing, approving and monitoring the compensation paid to the named executive officers.

Role of Executive Officers in Setting Compensation

Our CEO provides input on the Compensation Committee agenda, including background information regarding our strategic objectives, suggestions on annual performance targets and reports on his evaluations of the other executive officers. He makes recommendations with respect to merit increases and annual incentive goals for such other executive officers that are then reviewed by the Compensation Committee prior to final approval. Since our CEO is a member of the Board, he has input on the overall compensation program. The Compensation Committee makes the decision related to the CEO’s compensation.

The Compensation Committee meetings are attended by the committee members, and as needed, by other directors, the CEO, CLO, CFO, and outside advisors, including our compensation consultant. The Compensation Committee regularly meets in executive session without any members of management present.

Benchmarking and Other Market Data

The Compensation Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants and has the sole authority to approve related fees and other retention terms. Late in fiscal year 2014, the Compensation Committee engaged Pearl Meyer & Partners to advise it on executive compensation for fiscal year 2014 and for fiscal year 2015. The Compensation Committee also used Frost HR Consulting. Both Frost HR Consulting and Pearl Meyer & Partners are independent of us, report directly to the Compensation Committee, and have no other business relationship with us other than assisting the committee with its executive compensation and board compensation practices. The independence of these consultants is considered annually by the committee. In fiscal year 2014, we incurred expense of approximately $41,738 with Frost HR Consulting and $7,000 with Pearl Meyer & Partners. The Compensation Committee and Frost HR Consulting and Pearl Meyer & Partners review salaries based on our current and projected company size and annual and long-term incentive programs established for each executive’s position based on data from general industry surveys and our peer companies relating to our current and projected company size.

Both consultants analyzed comparative data from the national surveys and data from a peer group of publicly-traded chemical companies of base salaries, annual and long-term incentive targets. We collectively refer to the national surveys and peer group information as “market survey data” in this discussion. The composition and performance of the peer group is reviewed each year. For fiscal year 2014, the peer group was unchanged from the prior year, and included twelve publicly-traded chemical companies having comparable annual revenues and a comparable value for ongoing operations: Aceto Corp., American Vanguard Corporation, Balchem Corporation, Cabot Microelectronics Corp., Hawkins Inc., Innospec, Inc., Landec Corporation, Oil-Dri Corporation, Omnova Solutions, Inc., Park Electrochemical Corp., Quaker Chemical Corp., and Rogers Corp. The 25th, 50th and 75th percentiles for the data sources were analyzed to gain an understanding of the range of competitive pay practices. Although the 50th percentile of the combined data was used by the Compensation Committee as a reference point for establishing base salary, annual incentive targets and total direct compensation, the compensation of individual executives may vary above or below the reference point because of the background, personal performance, skills and experience, the comparative compensation of our executives and our ability to provide certain compensation within our budgetary constraints.

Other Important Compensation Policies

Consideration of Risk

The Compensation Committee, with assistance of its independent compensation consultant, reviewed the elements of our executive compensation during fiscal year 2014 to determine whether any portion of executive compensation encouraged excessive risk taking. Management assessed risk with respect to the compensation of other employees. Management and the Compensation Committee believe that risks arising from our compensation policies and practices for our executive officers and other employees are not reasonably likely to have a material adverse effect on us. In addition, we believe that the mix and design of the elements of compensation do not encourage management to assume excessive risks.

Financial Restatement

The Compensation Committee does not have a policy in place governing modifications to compensation where the payment of such compensation was based upon the achievement of specific results that were subsequently subject to restatement. If the Compensation Committee deems it appropriate, however, to the extent permitted by governing law, we will seek to recoup amounts determined by a financial restatement to have been inappropriately paid to an executive officer. Our performance-based restricted stock awards include a provision authorizing recoupment.

Stock Ownership Requirements for Named Executives

We have adopted a stock ownership requirement for certain executives that is measured as of the end of each fiscal year. The requirement calls for stock ownership related to base salary to equal three times base salary for the CEO, two times base salary for the VP-Operations, CFO and Chief Legal Officer and one time base salary for other designated executives. Executives covered by the requirement must achieve the stock ownership by the later of August 1, 2012 or within five years of becoming an executive. As of July 31, 2014, our President and

CEO, Mr. Fraser owned 66,076 shares, our Vice President of Operations, Mr. Kremling, owned 18,397 shares, and our Vice President and CFO, Ms. Passmore owned 3,000 shares, our Chief Legal Officer, Mr. Jackson, owned 69,961 shares and our Vice President of KMG Electronic Chemicals, Mr. Lau owned 1,010 shares. Among the measures the Compensation Committee may consider if the required stock ownership level is not met by an executive, the after-tax portion of a cash bonus due to that executive may be paid in shares of our Common Stock. All of our executives had satisfied their applicable stock ownership requirement at July 31, 2014, except for Mr. Kremling, and his requirement was postponed by the committee.

Trading in Our Stock Derivatives

Our Insider Trading Policy prohibits directors and employees from purchasing or selling options on our Common Stock, engaging in short sales with respect to our Common Stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our Common Stock.

Tax and Accounting Implications of our Forms of Compensation

Section 162(m) of the Code limits the deductibility of certain compensation to $1 million per year for our CEO and our three other most highly compensated executive officers. There is an exception to the $1 million limit for compensation meeting certain requirements. None of our executive officers currently receives compensation exceeding the limits imposed by the Code. While the Compensation Committee cannot predict with certainty how our executive compensation might be affected in the future by the Code, the committee intends to try to preserve the tax deductibility of all executive compensation while maintaining an executive compensation program consistent with our compensation philosophy.

Our compensation program contains the following tax and accounting implications:

•	Salary is expensed when earned, but it is not deductible over $1 million for our covered employees (our CEO and our three other highest paid executives).

•	Annual incentives paid under our shareholder-approved 2004 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan meet the requirements of Section 162(m) of the Code and are deductible. Any portion paid under non-objectively verifiable criteria is not deductible over $1 million under Section 162(m) of the Code for covered employees.

•	Our 2004 and 2009 Long-Term Incentive Plans have been approved by shareholders, and awards are deductible under Section 162(m) of the Code.

•	Performance-based restricted share awards are expensed over the performance and service period when payout is probable. Our plan has been approved by shareholders and compensation is deductible under Section 162(m) of the Code. No dividends are paid on performance restricted stock until shares are actually issued.

•	Our 401(k) contributions are accrued and expensed in the year of service.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Gerald G. Ermentrout

John C. Hunter, III

Fred C. Leonard, III, Chair

The following table presents information for the three fiscal years ended July 31 for our President and CEO, our Vice President and CFO, our former Vice President and CFO, and our other four named executive officers

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Christopher T. Fraser (5)	2014	596,171	—	2,372,053	512,156	97,007	3,577,437
Director, President and CEO	2013	28,642	—	—	—	1,146	29,788

Malinda G. Passmore	2014	125,000	—	159,427	98,865	44,800	428,092
Vice President & CFO

John V. Sobchak (6)	2014	102,899	500	—	—	4,034	107,433
Former Vice President	2013	256,109	500	—	67,943	9,411	526,076
and CFO	2012	246,386	500	—	94,008	8,712	439,106

Roger C. Jackson	2014	246,642	—	95,297	89,149	9,866	440,954
Vice President, General	2013	239,462	500	111,328	42,142	8,724	402,156
Counsel and Secretary	2012	233,495	500	46,089	73,647	6,861	360,592

Ernest C. Kremling	2014	272,650	500	284,224	113,899	10,096	682,179
Vice President — Operations	2013	253,888	500	190,547	73,245	9,251	527,431
	2012	244,254	500	83,643	94,660	7,500	430,557

Andrew C. Lau	2014	241,939	500	162,015	119,825	30,082	554,362
Vice President	2013	35,077	—	—	—	31,403	66,480

(1)	A holiday bonus given to employees.
(2)	Stock awards reflect the grant date fair value of awards granted in each of the respective fiscal years calculated in accordance with accounting principles generally accepted in the United States. Performance-based stock awards represent the fair value of the award on the date of grant based on the probable outcome of the performance conditions for performance awards. Amounts included here reflect the expected vesting for each of the Series 1 and Series 2 performance awards of 53.4%, 0.0%, and 10.0% for Series 1 for fiscal years 2014, 2013, and 2012, respectively, and 0.0% for Series 2 for fiscal year 2012, based in each case on performance through July 31, 2014. There was no Series 2 grant for fiscal years 2014 or 2013. The assumptions used in calculating those amounts are set forth in note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2014. See also the table respecting Grants of Plan-Based Awards for the fiscal year 2014 award. Assuming vesting of 100% the fair value of the fiscal year 2014 Series 1 performance awards, the grant date value of such awards was $1,024,027 for Mr. Fraser, $178,426 for Mr. Jackson, $253,555 for Mr. Kremling, $219,763 for Mr. Lau and $187,056 for Ms. Passmore. When Mr. Fraser became the permanent CEO in fiscal year 2014, he was issued 50,000 shares of Common Stock and the grant date value of that award is included in the table. It was also agreed at that time that Mr. Fraser would be granted Series 3 performance-based restricted stock awards for 50,000 shares to be based on achieving financial goals to be established, and be granted Series 3 awards for 20,000 shares to be based on achieving organizational goals to be established. One-fifth of each of these performance-based awards was granted in fiscal year 2014, and an equal amount will be granted in each of the succeeding four fiscal years. Based on the probable outcome of the financial and organizational objectives for Mr. Fraser’s fiscal year 2014 awards, we assumed that 0.0% of the fiscal year 2014 award for financial objectives will vest and assumed that 100% of the fiscal year 2014 award for organizational metrics will vest. If 100% of the financial objective award vests, the fair value of that award for Mr. Fraser will be $148,800. We granted time-based awards for 30,000, 4,000, 6,600 and 3,000 shares to Mr. Fraser, Ms. Passmore, Mr. Kremling and Mr. Lau, respectively. In addition, Mr. Kremling received a one-time grant of 3,400 fully vested shares as additional incentive compensation.

(3)	Non-equity incentive plan compensation represents payments under our annual incentive plan. See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.
(4)	Under our 401(k) plan for United States based employees, we match up to 4% of participant’s compensation. Matching contributions to our 401(k) plan are included in all other compensation. All other compensation for Mr. Fraser includes $73,449 for housing in Houston. Ms. Passmore became the CFO in January 2014. She received a signing bonus of $40,000 which is included in all other compensation. All other compensation for Mr. Lau includes $30,000 for relocation in fiscal year 2013 and $20,405 for relocation in fiscal year 2014.
(5)	Mr. Fraser served as interim CEO beginning in July 2013 until September 2014 when he became the permanent CEO, and the amounts included in this table for fiscal year 2014 and 2013 reflect compensation to him as interim CEO. Compensation to him as a director in fiscal year 2013 is reflected in the Director Compensation table in this Proxy Statement.
(6)	Mr. Sobchak announced his intention to resign from the Company in October 2013. Restricted stock awards for Mr. Sobchak are not presented in the table but were $192,113 and $89,500 for fiscal years 2013 and 2012, respectively. Those awards were forfeited by Mr. Sobchak upon his termination of employment in December 2013. The amount in the Total column in the table does not include the value of the forfeited awards.

The following table presents information respecting grants of plan based awards for fiscal year 2014.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plans (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)(2)(3)			All Other Stock Awards (4)	Grant Date Fair Value of Stock Awards (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Christopher T. Fraser	2/25/2014	156,250	312,500	468,750	6,882	45,879	68,819	80,000	2,372,053
	2/25/2014				1,000	10,000	10,000
	2/25/2014				4,000	4,000	4,000

Malinda G. Passmore	2/25/2014	65,000	130,000	195,000	1,257	8,381	12,571	4,000	159,427
Roger C. Jackson	2/25/2014	62,000	124,000	186,000	1,199	7,994	11,991	—	95,297
Ernest C. Kremling	2/25/2014	69,000	138,000	207,000	1,704	11,360	17,040	10,000	284,224
Andrew C. Lau	2/25/2014	60,500	121,000	181,500	1,477	9,846	14,769	3,000	162,015

(1)	See the discussion of our incentive plan under the Compensation Discussion and Analysis section of this Proxy Statement.
(2)	On February 25, 2014, the named executive officers in the above table were granted Series 1 performance-based restricted stock awards. The Series 1 awards are subject to a performance requirement composed of a matrix comparing annual compound earnings per share (diluted) growth with annual return on invested capital measured across a three-year period beginning August 1, 2013. A threshold of 10.0% of the award vests in the matrix if the earnings per share growth rate over the measuring period is at least 2.0% and return on invested capital is at least 10.0% or when earning per share growth is at least 5.0% and return on invested capital is at least 6.0%. The maximum award vests, if the earnings per share growth rate over the measuring period is at least 20.0% while the average annual return on invested capital is at least 20.0%.
(3)

On February 25, 2014, Mr. Fraser was granted Series 3 performance-based restricted stock awards. 10,000 shares of the Series 3 awards are subject to a performance requirement composed of a matrix comparing annual compound earnings per share (diluted) growth with annual return on invested capital measured across a one-year period beginning August 1, 2013. A threshold of 10.0% of the award vests in the matrix if the earnings per share growth rate over the measuring period is at least 2.0% and return on invested capital is at least 10.0% or when earning per share growth is at least 5.0% and return on invested capital is at least 6.0%. The maximum award vests, if the earnings per share growth rate over the measuring period is at least

20.0% while the average annual return on invested capital is at least 20.0%. 4,000 shares of the Series 3 awards are subject to a performance requirement to meet certain organizational goals.
(4)	When Mr. Fraser became the permanent CEO in fiscal year 2014, he was issued 50,000 shares of Common Stock. We granted time-based awards of 30,000, 4,000, 6,600 and 3,000 shares to Mr. Fraser, Ms. Passmore, Mr. Kremling and Mr. Lau, respectively. Mr. Kremling received a one-time grant of 3,400 shares of Common Stock as additional incentive competition.
(5)	This amount represents the aggregate grant date fair value. See note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2014.

The following table presents information respecting outstanding equity awards at July 31, 2014. As of July 31, 2014, we did not have any outstanding stock option awards.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards (1)
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Christopher T. Fraser	36,756	(3)	616,402
	30,000	(4)	503,100

Malinda G. Passmore	6,714	(3)	112,597
	4,000	(4)	67,080

Roger C. Jackson	6,404	(3)	107,402
	—	(5)	—

Ernest C. Kremling	9,101	(3)	152,625
	6,600	(4)	110,682
	—	(5)	—

Andrew C. Lau	7,888	(3)	132,284
	1,500	(4)	50,310

(1)	Stock awards reflect grants of performance-based restricted stock awards and time-based restricted stock awards under our 2009 Long-Term Incentive Plan. See the Compensation Discussion and Analysis section of this Proxy Statement and note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2014.
(2)	Market value is calculated based on the Company’s closing stock price on July 31, 2014 of $16.77.
(3)	Represents fiscal year 2014 awards under our 2009 Long-Term Incentive Plan of Series 1 performance-based restricted stock. Awards vest July 31, 2016 if performance requirements are satisfied. The table reflects our estimate that 53.0% of the Series 1 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2014. See the table “Grants of Plan Based Awards.”

(4)	Represents fiscal year 2014 awards under our 2009 Long-Term Incentive Plan of time-based restricted stock. Awards vest generally on anniversary of hire date. The table reflects our estimate that 100.0% of the time awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2014. See the table “Grants of Plan Based Awards.”
(5)	Represents fiscal year 2013 awards under our 2009 Long-Term Incentive Plan of Series 1 performance-based restricted stock. Awards vest July 31, 2015, if performance requirements are satisfied. The table reflects our estimate that none of the Series 1 awards will vest. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2014.

The following table presents information respecting options exercised and stock vested by named executive officers during fiscal year 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (1)
Christopher T. Fraser (2)	—	—	54,000	905,580
Malinda G. Passmore	—	—	—	—
John V. Sobchak	—	—	—	—
Roger C. Jackson	—	—	592	9,928
Ernest C. Kremling	—	—	4,474	75,029
Andrew C. Lau	—	—	1,500	25,155

(1)	Value on vesting is calculated based on the Company’s closing stock price on July 31, 2014 of $16.77.
(2)	50,000 shares of stock were awarded on becoming CEO. 4,000 shares of stock were awarded for achieving certain organizational goals.

Potential Payments upon Termination or Change in Control

The following describes the payments and benefits that would be provided to each named executive officer in the event that this employment is terminated with us for any reason, including death, disability, retirement, voluntary termination, termination for cause and termination without cause, with and without a change in control.

We have an employment agreement that contains severance provisions with Mr. Jackson, one of our named executive officers. In fiscal year 2014, four named executive officers, Mr. Fraser, Ms. Passmore, Mr. Kremling and Mr. Lau are participants in our Executive Severance Plan (the “ESP”) along with one other employee. Under the terms of Mr. Jackson’s employment agreement, if we terminate his employment (other than for cause or due to death or disability) or elect not to extend his term of employment for the renewal term, or if he voluntarily terminates his employment for good reason due to a change of control, then we must pay Mr. Jackson a termination payment equal to three times base salary. The termination payments are paid in equal annual payments, if the termination is not within one year of a change of control. If the termination or election not to extend the employment agreement by us or voluntary resignation for good reason by the executive occurs within one year of a change of control, then any option to acquire shares of our Common Stock held by the executive becomes fully vested as of the date of termination, and are exercisable for a period of two years. Under the ESP, participants are paid severance equal to a pro-rated portion of annual incentive compensation. Ms. Passmore, Mr. Kremling and Mr. Lau also would be paid a lump sum payment of 1.5 times base salary if the termination of employment was not in connection with a change of control, or 2.0 times the sum of base salary and target annual incentive, if it was in connection with a change of control. For Mr. Fraser, the multiples were 2.0 times base salary, or 2.5 times the sum of base salary and target annual incentive. Performance-based restricted awards do not vest on termination, except upon death, total and permanent disability or retirement. On death and total and permanent disability, performance-based restricted awards vest proportionally based on months of service in the three year performance measurement period, but based on performance achieved as of the termination. On retirement, the awards vest 100%, subject to satisfaction of the performance criteria at the end of the performance measurement period. Resignation by the executive for “good reason” includes failure to pay any amount due to such executive, demotion, relocation or an uncured breach of the employment agreement by the Company. A “change of control” includes, among other events, the acquisition by an individual or group of beneficial ownership of more than 50% of the combined voting power of our then-outstanding Common Stock.

The table below presents information respecting amounts payable upon a death, disability, or termination of a named executive officer as of July 31, 2014. See “Executive Benefits and Perquisites-Executive Severance Plan.”

Name	Death ($)	Disability ($)	Voluntary Termination ($) (1)	Termination For Cause ($)	Termination Without Cause But No Change of Control ($)	Termination Without Cause but with a Change of Control ($)
Christopher T. Fraser
Incentive Bonus (2)	—	—	—	—	512,188	512,188
Cash Severance (3)	—	—	—	—	1,250,000	2,343,750
Value of Unvested Stock Awards (4)	396,925	396,925	—	—	—	—

Malinda G. Passmore
Incentive Bonus (2)	—	—	—	—	98,878	98,878
Cash Severance (3)	—	—	—	—	390,000	780,000
Value of Unvested Stock Awards (4)	62,687	62,687	—	—	—	—

Roger C. Jackson
Incentive Bonus (2)	—	—	—	—	89,161	89,161
Cash Severance (3)	—	—	—	—	744,000	744,000
Value of Unvested Stock Awards (4)	35,801	35,801	—	—	—	—

Ernest C. Kremling
Incentive Bonus (2)	—	—	—	—	113,913	113,913
Cash Severance (3)	—	—	—	—	414,000	828,000
Value of Unvested Stock Awards (4)	85,463	85,463	—	—	—	—

Andrew C. Lau
Incentive Bonus (2)	—	—	—	—	119,825	119,825
Cash Severance (3)	—	—	—	—	363,000	484,000
Value of Unvested Stock Awards (4)	58,768	58,768	—	—	—	—

(1)	Any retirement would be treated as a voluntary termination, except for performance-based awards as described above.
(2)	The amount is the actual incentive award for fiscal year 2014.
(3)	Multiple of the sum of base salary or base salary and target incentive bonus for the year in which the termination occurs for Mr. Fraser, Ms. Passmore, Mr. Kremling and Mr. Lau, and a multiple of base salary for Mr. Jackson.
(4)	For unvested stock awards, the service period requirement is prorated as of July 31, 2014 for death and disability, and the performance objectives are estimated as described in notes 2 and 3 to the Outstanding Equity Awards at Fiscal Year — End table.

The table below presents information respecting compensation paid to directors in fiscal year 2014 who, except for Mr. Fraser, were not named executive officers. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board, committee or other business meetings.

Director Compensation

Name	Fees Earned Or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Christopher T. Fraser	—	14,967	—	—	—	14,967
Gerald G. Ermentrout	73,167	59,931	—	—	—	133,098
James F. Gentilcore	6,200	14,992	—	—	—	21,192
George W. Gilman	79,900	59,931	—	—	—	139,831
John C. Hunter, III	68,467	59,931	—	—	—	128,398
Fred C. Leonard, III	78,267	59,931	—	—	—	138,198
Stephen A. Thorington	57,467	59,931	—	—	—	117,398
Karen A. Twitchell	68,467	59,931	—	—	—	128,398
Richard L. Urbanowski (3)	28,534	24,958	—	—	—	53,491

(1)	Each director is paid a fee of $2,000 for each regular or special meeting of the Board of Directors, and paid an annual retainer of $28,000 per year. Directors are also paid $1,400 for attending committee meetings and business meetings, and the Chair of each committee is paid a retainer of $6,000 per year, except for the Chair of the Audit Committee who is paid a retainer of $11,000 per year. Mr. Ermentrout was selected as Lead Director in fiscal year 2014. The Lead Director is paid an annual retainer of $15,000. Annual retainers are paid quarterly. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings and for other expenses incurred in performing in their capacity as directors.
(2)	This amount represents the aggregate grant date fair value, which we expense in our financial statements. See note 11 of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended July 31, 2014.
(3)	Mr. Urbanowski left the Board of Directors at the conclusion of his term in December 2013.

PROPOSAL 2:

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

The Board of Directors has appointed KPMG LLP as our independent registered public accounting firm and auditors to conduct the annual audit of our financial statements for fiscal year 2015. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent auditors in maintaining the integrity of our financial controls and reporting. If ratification of the appointment is not approved, the Board of Directors will reconsider the appointment. A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

The Board of Directors recommends that you vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year 2015. Unless otherwise indicated, all properly executed proxies received by us will be voted “FOR” such ratification at the Annual Meeting.

Principal Accounting Firm Fees

The aggregate fees billed by our independent registered public accounting firm and auditor, KPMG LLP, for professional services rendered to us for the two fiscal years ended July 31, 2014 were as follows:

	2014	2013
Audit Fees (1)	$1,368,000	$1,000,000
Tax Fees (2)	23,000	—
All Other Fees (3)	58,655	—

Total	$1,449,655	$1,000,000

(1)	Includes fees and reimbursable expenses for professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the consolidated financial statements included in quarterly reports on Form 10-Q, and audit of internal control over financial reporting and issuance of consents related to registration statements. There were no fees paid for tax services.
(2)	Includes fees and reimbursable expenses for international tax consulting services rendered during fiscal year 2014.
(3)	Includes fees and reimbursable expenses for certain consulting services rendered during fiscal year 2014.

The policy of the Audit Committee is to pre-approve all audit and non-audit services conducted by our independent registered public accounting firm and auditors. Under the policy, pre-approval is required before the independent accountants are engaged for the particular services. The Audit Committee has considered whether the provision of the services included in other fees is compatible with maintaining the independence of our independent registered accounting firm and auditors.

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and section 14A of the Exchange Act require that shareholders have the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers (a so-called “say-on-pay” vote). The advisory vote on executive compensation is not a vote on any specific item of compensation, the compensation of our Board of Directors, or our compensation policies as they relate to risk management, but rather overall philosophy and compensation for our named executive officers. We are also required by law to hold the advisory vote on executive compensation at least once every three years, but we have decided to hold the advisory vote each year.

Our philosophy in setting compensation policies for executive officers has three objectives:

•	reward executive officers for long-term strategic management and the enhancement of shareholder value;

•	integrate the compensation program with our short and long-term strategic business plans; and

•	attract, motivate, reward and retain experienced and highly qualified executive officers.

The Board recommends a vote FOR Proposal 3 which approves of our executive compensation because our Board believes that our compensation policies and practices effectively implement our compensation objectives. Please read the Compensation Discussion and Analysis section of the Proxy Statement and the accompanying executive officer compensation tables and related narrative discussion, which describes in detail our compensation programs and policies for our executive officers and the decisions made by our Compensation Committee for fiscal year 2014, which include:

•	all members of our Compensation Committee are independent directors, within the meaning of the New York Stock Exchange listing standards.

•	our Compensation Committee engages and receives advice from an independent compensation consultant who benchmarks our executive compensation program against our peer group and advises the Committee on best practices for executive compensation.

•	we have substantial stock ownership guidelines for executive officers that promote alignment of their interest with those of our shareholders by requiring 3x of base salary in stock ownership for our CEO and 2x for other executive officers.

•	All of our long-term incentive awards are performance based; that is participants only earn their stock awards if pre-determined performance goals are achieved.

•	we are sensitive to shareholder dilution and the burn rate by keeping potential dilution from employee stock awards very low.

•	we annually review the risk profile of our executive and broad-based employee compensation programs and have significant risk mitigators, such as multiple performance measures for our incentive plan awards, substantial stock ownership guidelines and an executive compensation clawback policy.

The vote on this Proposal 3 is advisory and, therefore, not binding on us, the Board of Directors or the Compensation Committee. Our Board, however, including the Compensation Committee, values the opinions of our shareholders and intends to consider our shareholders’ views. We will evaluate what actions may be appropriate to address those views and disclose in future proxy statements what actions were taken.

Shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

RESOLVED, that the shareholders of KMG Chemicals, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure contained in this Proxy Statement.

The Board of Directors recommends a vote FOR the approval of the foregoing advisory resolution on executive compensation.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us, we know of no failure in Section 16(a) beneficial ownership reporting compliance, except that Andrew Lau filed late for one transaction.

Solicitation of Proxies

Proxies will be solicited primarily by mail at our cost, but our employees may also solicit proxies in person or by telephone. Arrangements may be made with brokerage firms or other custodians, nominees, and fiduciaries to send proxy materials to the beneficial owners of our common stock for which we have agreed to pay those costs.

Shareholder Proposals for 2015 Annual Meeting

Any shareholder who intends to present a proposal at the 2015 Annual Meeting of shareholders must deliver or mail such proposal to us which must be received at our offices at 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 770099, Attention: Corporate Secretary, on or before October 17, 2015. Applicable SEC rules and regulations govern the submission, and our consideration, of shareholder proposals for inclusion in the 2015 Annual Meeting proxy statement and form of proxy.

Pursuant to our by-laws, in order for any business not included in the notice of meeting for the 2015 Annual Meeting of shareholders to be brought before the meeting by a shareholder entitled to vote at the meeting (including nominations of candidates for director), the shareholder must give timely notice of that business to our Corporate Secretary. To be timely, the notice must not be received any earlier than August 19, 2015 (90 calendar days prior to November 17, 2015), nor any later than September 18, 2015 (60 calendar days prior to November 17, 2015). If the date of the 2015 Annual Meeting of shareholders is changed by more than 30 days from the date of the 2014 Annual Meeting, the deadline for submitting proposals is not later than the close of business on the tenth (10th) calendar day following the day on which public announcement of the date of the 2015 Annual Meeting is first made. The notice also must contain the information required by our by-laws. The foregoing by-law provisions do not affect a shareholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A copy of our by-laws is available upon request to: KMG Chemicals, Inc., 9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas 77099, Attention: Corporate Secretary.

The person named in our form of proxy for the 2015 Annual Meeting of shareholders will have discretionary authority to exclude any matter that is not properly presented in accordance with these requirements.

In order to avoid controversy as to the date on which we receive any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

Other Matters

The Board of Directors knows of no matters other than those stated above which are to be brought before the Annual Meeting. However, if any such other matters should be presented for consideration and voting, the persons named in the proxy to vote thereon will do so in accordance with their judgment.

By Order of the Board of Directors,

-s- Roger C. Jackson

Roger C. Jackson

Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.KMG CHEMICALS, INC.C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSP.O. BOX 1342 If you would like to reduce the costs incurred by our company in mailing proxyBRENTWOOD, NY 11717 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of theThe Board of Directors recommends you voteFOR the following: nominee(s) on the line below. 0 0 01. Election of Directors Nominees01 Gerald G. Ermentrout 02 Christopher T. Fraser 03 James F. Gentilcore 04 George W. Gilman 05 John C. Hunter, III06 Fred C. Leonard, III 07 Karen A. TwitchellThe Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain2 Proposal to ratify the appointment of KPMG LLP as the independent auditors of the company. 0 0 03 Proposal to approve, by non-binding vote, our executive compensation. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof.. 51160 . 0 . 0 R11 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000221310 partnership name, by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K-Wrap is/are available at www.proxyvote.com .KMG CHEMICALS, INC.9555 W. Sam Houston Parkway S., Suite 600 Houston, Texas 77099 Annual Meeting of Shareholders December 16, 2014 This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Christopher T. Fraser with full power of substitution as the lawful proxy to vote at the Annual Meeting of Stockholders of KMG Chemicals, Inc. to be held on December 16, 2014, at 10:00 a.m., Houston time, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024, and any adjournments or postponements thereof (the “Annual Meeting”) and to vote all shares of Common Stock of the Company (the “Shares”) the undersigned would be entitled to vote at the Annual Meeting, with all powers the undersigned would possess if personally present at the Annual Meeting. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxy will vote as the Board of Directors recommends where a choice is not specified.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R1.0.0.51160 _ 2 0000221310Continued and to be signed on reverse side